                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                              Immunicon Corporation
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    45260A107
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 45260A107                    13G                    PAGE 2 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,108,926
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,108,926
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,108,926
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                    PAGE 3 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity II L.P. (QP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       496,054
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   496,054
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     496,054
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                    PAGE 4 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity II Entrepreneurs LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       88,038
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   88,038
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,038
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Less than 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                    PAGE 5 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       408,121
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   408,121
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     408,121
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                    PAGE 6 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity Partners II LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,693,018
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,693,018
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,693,018
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                    PAGE 7 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Canaan Equity Partners LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
 NUMBER OF     6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        408,121
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    408,121
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     408,121
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                    PAGE 8 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James C. Furnivall
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,101,139
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,101,139
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,101,139
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                    PAGE 9 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen L. Green
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
    SHARES
BENEFICIALLY        2,101,139
   OWNED BY    -----------------------------------------------------------------
     EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          0
     WITH      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,101,139
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,101,139
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                   PAGE 10 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Deepak Kamra
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    4,167
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,101,139
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,167
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,101,139
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,105,306
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                   PAGE 11 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Gregory Kopchinsky
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   4,167
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,101,139
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       4,167
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,101,139
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,105,306
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                   PAGE 12 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Guy M. Russo
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,101,139
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,101,139
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,101,139
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.61%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                   PAGE 13 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John V. Balen
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,101,139
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,101,139
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,101,139
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                   PAGE 14 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric A. Young
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   4,167
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,101,139
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       4,167
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,101,139
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,105,306
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                    13G                   PAGE 15 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Charmers Landing LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,693,018
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,693,018
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,693,018
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                   13G                    PAGE 16 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stonehenge LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,693,018
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,693,018
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,693,018
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                   13G                    PAGE 17 OF 28 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Waubeeka LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,693,018
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,693,018
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,693,018
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

CUSIP NO. 45260A107                   13G                    PAGE 18 OF 28 PAGES


Item 1(a). Name of Issuer

     Immunicon Corporation

Item 1(b). Address of Issuer's Principal Executive Offices

     3401 Masons Mill Road
     Suite 100
     Huntingdon Valley, PA  19006

Item 2(a). Name of Person Filing

     This statement is filed by (i) Canaan Equity II L.P. ("CE II"), a Delaware limited partnership, (ii) Canaan Equity II L.P. (QP) ("CE II QP"), a Delaware limited partnership, (iii) Canaan Equity II Entrepreneurs, LLC ("Entrepreneurs"), a Delaware limited liability company, (iv) Canaan Equity L.P ("CE") a Delaware limited partnership; (v) Canaan Equity Partners II LLC ("CEP II"), a Delaware limited liability company and the general partner of CE II and CE II QP and the manager of Entrepreneurs, (vi) Canaan Equity Partners LLC ("CEP"), a Delaware limited liability company and the general partner of CE; (vii) John V. Balen, (viii) James C. Furnivall, (ix) Stephen L. Green, (x) Deepak Kamra, (xi) Gregory Kopchinsky, (xii) Guy M. Russo, (xiii) Eric A. Young, (xiv) Charmers Landing LLC ("Charmers"), a Delaware limited liability company, (xv) Stonehenge LLC ("Stonehenge"), a Delaware limited liability company, and (xvi) Waubeeka LLC ("Waubeeka"), a Delaware limited liability company. The sole managers of Charmers, Stonehenge, and Waubeeka are Messrs. Green, Kopchinsky and Russo, respectively. We refer to the individuals and entities identified in
     (i)-(xvi) above collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence

     Except in the case of Messrs. Balen, Kamra and Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal business address of Messrs. Balen, Kamra and Young is 2765 Sand Hill Road, Menlo Park, CA 94025.

Item 2(c). Citizenship

     Each of CE II, CE II QP and CE, is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs, CEP II, CEP, Charmers, Stonehenge and Waubeeka is a limited liability company organized under the laws of Delaware. Each of the individuals named above is a citizen of the United States.

Item 2(d). Title of Class of Securities

     This Schedule 13G report relates to the Common Stock, par value $0.01 per share ("Common Stock"), of Immunicon Corporation.

Item 2(e). CUSIP Number

     CUSIP number 45260A107

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
     78o).

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

CUSIP NO. 45260A107                   13G                    PAGE 19 OF 28 PAGES


     (e) [ ] An investment adviser in accordance with Section
     240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with
     Section 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with
     Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

None.

Item 4. Ownership

(a)  Amount Beneficially Owned

     As of December 31, 2005, (i) CE II is the record holder of 1,108,926 shares of Common Stock (the "CE II Shares"), (ii) CE II QP is the record holder of 496,054 shares of Common Stock (the "CE II QP Shares"), (iii) Entrepreneurs is the record holder of 88,038 shares of Common Stock (the "Entrepreneurs Shares") and (iv) CE is the record holder of 408,121 shares of Common Stock (the "CE Shares"; together with the CE II Shares, CE II QP Shares and the Entrepreneurs Shares, the "Record Shares"). As the general partner of CE II and CE II QP and the manager of Entrepreneurs, CEP II may be deemed to own beneficially the CE II Shares, CE II QP Shares and the Entrepreneurs Shares. As the general partner of CE, CEP may be deemed to own beneficially the CE Shares. As individual managers of CEP II and CEP, Messrs. Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the Record Shares.

     As of December 31, 2005, each of Messrs. Kamra, Kopchinsky and Young were the record owner of 4,167 shares of Common Stock.

     By virtue of the contractual relationship between Charmers and Mr. Green, its sole manager, Charmers may also be deemed to own beneficially the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Stonehenge and Mr. Kopchinsky, its sole manager, Stonehenge may also be deemed to own beneficially the shares held of record by Mr. Kopchinsky and the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Waubeeka and Mr. Russo, its sole manager, Waubeeka may also be deemed to own beneficially CE II Shares, CE II QP Shares and Entrepreneurs Shares.

(b)  Percent of Class:

     Each Reporting Person: %. The Reporting Persons beneficially own, in the aggregate, approximately 7.6% of the outstanding Common Stock of the Issuer, based on the 27,533,369 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2005. For individual Reporting Person information, please see Item 11 of the cover pages hereto.

CUSIP NO. 45260A107                   13G                    PAGE 20 OF 28 PAGES


(c)  Number of shares to which such person has:

                                NUMBER OF SHARES
                     -------------------------------------
Reporting Person      (i)       (ii)     (iii)      (iv)
----------------     -----   ---------   -----   ---------
CE II                    0   1,108,926       0   1,108,926
CE II QP                 0     496,054       0     496,054
Entrepreneurs            0      88,038       0      88,038
CE                       0     408,121       0     408,121
CEP II                   0   1,693,018       0   1,693,018
CEP                      0     408,121       0     408,121
James C. Furnivall       0   2,101,139       0   2,101,139
Stephen L. Green         0   2,101,139       0   2,101,139
Deepak Kamra         4,167   2,101,139   4,167   2,101,139
Gregory Kopchinsky   4,167   2,101,139   4,167   2,101,139
Guy M. Russo             0   2,101,139       0   2,101,139
Eric A. Young        4,167   2,101,139   4,167   2,101,139
Charmers                 0   1,693,018       0   1,693,018
Stonehenge               0   1,693,018       0   1,693,018
Waubeeka                 0   1,693,018       0   1,693,018

(i)  Sole power to vote or direct the vote

(ii) Shared power to vote or to direct the vote

(iii) Sole power to dispose or to direct the disposition of

(iv) Shared power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class

        Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

        Not applicable.

Item 8. Identification and Classification of Members of the Group

        Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9. Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

         Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP NO. 45260A107                    13G                   PAGE 21 OF 28 PAGES


                                   SIGNATURES

After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2006

                                        Canaan Equity II L.P.

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity II L.P. (QP)

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity II Entrepreneurs LLC

                                        By: Canaan Equity Partners II LLC
                                            Its Manager


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity Partners II LLC


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity L.P.

                                        By: Canaan Equity Partners LLC
                                            Its General Partner


                                        By: /s/ Guy M. Russo
                                            ------------------------------------
                                            Manager


                                        Canaan Equity Partners LLC


                                        By: /s/ Guy M. Russo
                                            ------------------------------------
                                            Manager

CUSIP NO. 45260A107                    13G                   PAGE 22 OF 28 PAGES


                                                            *
                                        ----------------------------------------
                                        John V. Balen


                                                            *
                                        ----------------------------------------
                                        James C. Furnivall


                                                            *
                                        ----------------------------------------
                                        Stephen L. Green


                                                            *
                                        ----------------------------------------
                                        Deepak Kamra


                                                            *
                                        ----------------------------------------
                                        Gregory Kopchinsky


                                        /s/ Guy M. Russo
                                        ----------------------------------------
                                        Guy M. Russo


                                                            *
                                        ----------------------------------------
                                        Eric A. Young


                                        Charmers Landing LLC


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Stonehenge LLC


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Waubeeka LLC


                                        By: /s/ Guy M. Russo
                                            ------------------------------------
                                            Manager


                                        * By: /s/ Guy M. Russo
                                              ----------------------------------
                                              Guy M. Russo
                                              Attorney-in-Fact

This Amendment No. 1 to Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP NO. 45260A107                    13G                   PAGE 23 OF 28 PAGES


                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Immunicon Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Executed as of February 11, 2005

                                        Canaan Equity II L.P.

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity II L.P. (QP)

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity II Entrepreneurs LLC

                                        By: Canaan Equity Partners II LLC
                                            Its Manager


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity Partners II LLC


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Canaan Equity L.P.

                                        By: Canaan Equity Partners LLC
                                            Its General Partner


                                        By: /s/ Guy M. Russo
                                            ------------------------------------
                                            Manager


                                        Canaan Equity Partners LLC


                                        By: /s/ Guy M. Russo
                                            ------------------------------------
                                            Manager

CUSIP NO. 45260A107                    13G                   PAGE 24 OF 28 PAGES


                                                            *
                                        ----------------------------------------
                                        John V. Balen


                                                            *
                                        ----------------------------------------
                                        James C. Furnivall


                                                            *
                                        ----------------------------------------
                                        Stephen L. Green


                                                            *
                                        ----------------------------------------
                                        Deepak Kamra


                                                            *
                                        ----------------------------------------
                                        Gregory Kopchinsky


                                        /s/ Guy M. Russo
                                        ----------------------------------------
                                        Guy M. Russo


                                                            *
                                        ----------------------------------------
                                        Eric A. Young


                                        Charmers Landing LLC


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Stonehenge LLC


                                        By:                   *
                                            ------------------------------------
                                            Manager


                                        Waubeeka LLC


                                        By: /s/ Guy M. Russo
                                            ------------------------------------
                                            Manager


                                        * By: /s/ Guy M. Russo
                                              ----------------------------------
                                              Guy M. Russo
                                              Attorney-in-Fact

This Joint Filing Agreement was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP NO. 45260A107                    13G                   PAGE 25 OF 28 PAGES


                                                                       Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 45260A107                    13G                   PAGE 26 OF 28 PAGES


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

                                        CANAAN EQUITY II L.P.

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By: /s/ Harry T. Rein
                                            ------------------------------------
                                            Member/Manager


                                        CANAAN EQUITY II L.P. (QP)

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By: /s/ Harry T. Rein
                                            ------------------------------------
                                            Member/Manager


                                        CANAAN EQUITY II ENTREPRENEURS LLC

                                        By: Canaan Equity Partners II LLC
                                            Its General Partner


                                        By: /s/ Harry T. Rein
                                            ------------------------------------
                                            Member/Manager


                                        CANAAN EQUITY PARTNERS II LLC


                                        By: /s/ Harry T. Rein
                                            ------------------------------------
                                            Member/Manager


                                        /s/ Harry T. Rein
                                        ----------------------------------------
                                        Harry T. Rein


                                        /s/ John V. Balen
                                        ----------------------------------------
                                        John V. Balen


                                        /s/ James C. Furnivall
                                        ----------------------------------------
                                        James C. Furnivall


                                        /s/ Stephen L. Green
                                        ----------------------------------------
                                        Stephen L. Green


                                        /s/ Deepak Kamra
                                        ----------------------------------------
                                        Deepak Kamra


                                        /s/ Guy M. Russo
                                        ----------------------------------------
                                        Guy M. Russo

CUSIP NO. 45260A107                    13G                   PAGE 27 OF 28 PAGES


                                        /s/ Gregory Kopchinsky
                                        ----------------------------------------
                                        Gregory Kopchinsky


                                        /s/ Eric A. Young
                                        ----------------------------------------
                                        Eric A. Young

CUSIP NO. 45260A107                    13G                   PAGE 28 OF 28 PAGES


                                                                       Exhibit 2

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each entity whose signature appears below hereby constitutes and appoints Guy M. Russo its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such entity in its name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of such entity, as applicable pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2005.


                                        CHARMERS LANDING LLC


                                        By: /s/ Stephen L. Green
                                            ------------------------------------
                                            Manager


                                        STONEHENGE LLC


                                        By: /s/ Gregory Kopchinsky
                                            ------------------------------------
                                            Manager